Exhibit 8.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON

May 19, 2015

Linn Energy, LLC

600 Travis Street

Suite 4900

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to Linn Energy, LLC, a Delaware limited liability company (“Linn Energy”), in connection with the proposed offering and sale by Linn Energy of 18,400,000 units (including units that may be issued upon the exercise of Underwriters’ option to purchase additional units) representing limited liability company interests in Linn Energy pursuant to that certain Underwriting Agreement dated May 19, 2015 by and among Linn Energy, on the one hand, and Raymond James & Associates, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and RBC Capital Markets, LLC, as representatives of the several underwriters named therein, on the other. Reference is made to (i) the registration statement on Form S-3 (Registration No. 333-184647) (as amended, the “Registration Statement”) filed by Linn Energy with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”); (ii) the prospectus included in the Registration Statement dated September 4, 2014 (the “Base Prospectus”); and (iii) the prospectus supplement to said prospectus dated May 18, 2015 (together with the Base Prospectus, the “Prospectus”). In connection with this opinion, we prepared the discussion (the “Discussion”) set forth under the caption “Material Tax Consequences” in the Prospectus.

We hereby confirm that all statements of legal conclusions contained in the Discussion constitute the opinion of Baker Botts L.L.P. with respect to the matters set forth therein as of the date hereof, subject to the assumptions, qualifications, and limitations set forth therein.

In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants, and representations contained in (i) the Prospectus, (ii) certain other filings made by Linn Energy with the Commission, (iii) a representation letter provided to us by Linn Energy in support of this opinion and (iv) other information provided to us by the representatives of Linn Energy.

Linn Energy, LLC	- 2 -	May 19, 2015

We hereby consent to the filing of this opinion as Exhibit 8.1 to Linn Energy’s Current Report on Form 8-K dated on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, this firm does not admit that it is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

The opinion expressed herein is given as of the date hereof and we undertake no obligations to supplement this opinion if any applicable law changes after such date or if we become aware of any facts that might change the opinion expressed herein after such date or for any other reason.

Sincerely,

/s/ BAKER BOTTS L.L.P.